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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K

                                 Current Report



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported) - January 16, 2004



                                    TXU CORP.
             (Exact name of registrant as specified in its charter)





             TEXAS                    1-12833                 75-2669310

 (State or other jurisdiction     (Commission File         (I.R.S. Employer
       of incorporation)              Number)             Identification No.)



         Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411 (Address of principal executive offices, including zip code)



    Registrant's telephone number, including Area Code - (214) 812-4600


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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

On January 16, 2004, TXU Corp. and Consolidated Communications, Inc. announced an agreement for TXU to sell TXU Communications, a telecommunications business located in southeast Texas, to Consolidated Communications, Inc. for $527 million, including approximately $524 million in cash and $3 million in assumed debt. The sale is expected to close in the first half of 2004, pending Federal Communications Commission approval and Hart-Scott-Rodino Act review.

TXU Communications Ventures Company, which does business as TXU Communications, includes two regulated rural telephone companies, Lufkin-Conroe Telephone Company and Fort Bend Communications, in southeast Texas. Overall, TXU Communications has approximately 168,000 access lines. TXU expects an after-tax loss on the sale of approximately $12 million, which will be reported in results of discontinued operations in the fourth quarter of 2003. Net proceeds from the sale will be used to fund the repayment of the 8.83% Senior Secured Notes of Pinnacle One Partners, L.P., the subsidiary of TXU which owns
TXU Communications

This report contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in TXU's other SEC filings. The risks and uncertainties set forth in TXU's other SEC filings include the ability to obtain all necessary governmental and other approvals and consents for the sale of TXU Communications, prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, and legal and administrative proceedings and settlements.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.







                                    TXU CORP.




                            By:    /s/ David H. Anderson
                                ------------------------------------------
                                Name:  David H. Anderson
                                Title: Controller and Principal Accounting
                                       Officer


Dated:  January 16, 2004